Exhibit 4.2
CERTIFICATE OF DESIGNATION OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS OF
THE 9.5% CLASS C PERPETUAL PREFERRED STOCK
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
     XO Holdings, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company (the “Board of Directors”) has duly approved and adopted the following resolution on July 24, 2008 (the “Resolution”):
     RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, and Section 151 of the DGCL, the Board of Directors does hereby designate, create, authorize and provide for the issue of one series of perpetual preferred stock, which shall be designated as 9.5% Class C Perpetual Preferred (liquidation preference of $1,000 per share plus any adjustment as provided herein) in an amount not to exceed 236,250 shares, having the designations, preferences, relative, participation, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:
     (a) Designation.
     There is hereby created out of the shares of authorized and unissued preferred stock of the Company (the “Preferred Stock”) a series of 9.5% Class C Perpetual Preferred Stock designated as the “9.5% Class C Perpetual Preferred Stock”. The number of shares constituting such series shall not exceed 236,250. The liquidation preference at any date of the 9.5% Class C Perpetual Preferred Stock shall be determined as provided in paragraph (d)(i) hereof (the “Liquidation Preference”).
     (b) Ranking.
     (i) With respect to rights to participate in distributions or payments in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company, the 9.5% Class C Perpetual Preferred Stock shall rank on a parity with the 7% Class B Convertible Preferred Stock and senior to the common stock of the Company, par value $.01 per share (the “Common Stock”) and the 6% Class A Convertible Preferred Stock.
     (ii) The 9.5% Class C Perpetual Preferred Stock shall, with respect to rights to participate in distributions or payments in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company, rank (i) senior to each other class or series of capital stock outstanding or established hereafter by the Company the terms of which do not expressly provide that it ranks senior to, or on a parity with, the 9.5% Class C Perpetual Preferred Stock as to rights on any voluntary or involuntary liquidation, winding up or dissolution of the Company (collectively, together with the 6% Class A Convertible Preferred Stock and the Common Stock, referred to as “Junior Shares”); (ii) on a parity with each other class or series of preferred stock established on or after the date hereof by the Company the terms of which expressly provide that such class or series will rank on a parity with the 9.5% Class C Perpetual Preferred Stock as to rights on any voluntary or involuntary liquidation, winding up or dissolution of the Company (collectively, together with the 7% Class B Convertible Preferred Stock, referred to as “Parity Shares”); and (iii) junior to each other class or series of preferred stock established after the date hereof by the Company the terms of which expressly provide that such class or series will rank senior to the 9.5% Class C Perpetual Preferred Stock as to rights on any voluntary or involuntary liquidation, winding up or dissolution of the Company (collectively referred to as “Senior Shares”).

          (c) Dividends.
          (i) On March 31, June 30, September 30 and December 31 of each year during which any shares of 9.5% Class C Perpetual Preferred Stock are outstanding (each a “Dividend Payment Date”), the Liquidation Preference shall be adjusted pursuant to paragraph (d)(i) below for each such Dividend Payment Date (a “Liquidation Preference Adjustment”). However, in lieu of any such Liquidation Preference Adjustment on any such Dividend Payment Date, the Board of Directors may, at its sole discretion, cause a dividend with respect to the 9.5% Class C Perpetual Preferred Stock to be paid in cash to the Holders in an amount equal to 2.375% of the Liquidation Preference (the “Dividend Payment”). For the avoidance of doubt, in no event shall the Board of Directors cause a partial Dividend Payment to be made on any Dividend Payment Date.
          (ii) If any shares of 9.5% Class C Perpetual Preferred Stock are outstanding, unless the full amount of the next Dividend Payment has been declared and a sum sufficient to pay it in full in cash has been set apart for payment, no dividends shall be declared or set apart for payment on any Junior Shares.
     (d) Liquidation Preference.
          (i) On the Issue Date the Liquidation Preference shall be $1,000 per share and thereafter the Liquidation Preference shall be adjusted as provided in this paragraph (d)(i). On each Dividend Payment Date for which a Dividend Payment is not paid in cash to the Holders as provided in paragraph (c)(i) above, the Liquidation Preference shall be increased by an amount equal to 2.375% of the then current Liquidation Preference per share, until the earlier of (x) the Redemption Date of such share unless the Company defaults in the payment of the redemption price and (y) the date an event referred to in paragraph (d)(ii) occurs; provided that the Liquidation Preference Adjustment or Dividend Payment, as the case may be, shall be pro rated for the period of time between the Issue Date and the first Dividend Payment Date.
          (ii) In the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company, the Holders of shares of 9.5% Class C Perpetual Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its shareholders, an amount in cash equal to the Liquidation Preference (as adjusted in paragraph (d)(i) above) at such time before any payment shall be made or any assets distributed to the holders of any of the Junior Shares but only after any payment shall be made or any assets distributed to the holders of any of the Senior Shares. Except as provided in the preceding sentence, Holders of shares of 9.5% Class C Perpetual Preferred Stock shall not be entitled to any distribution in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company. If the available assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding Senior Shares, if any, then the holders of all 9.5% Class C Perpetual Preferred Stock and all Parity Shares, if any, and all Junior Shares shall not be entitled to any distribution of any available assets of the Company. If the available assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of 9.5% Class C Perpetual Preferred Stock and all Parity Shares, if any, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full applicable Liquidation Preference at such time and the full applicable liquidation preferences of all Parity Shares at such time.
          (iii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more entities shall be deemed to be any voluntary or involuntary liquidation, winding up or dissolution of the Company.
          (iv) Except as expressly provided in paragraph (c)(ii), nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, any payment of any dividend on the 9.5% Class C Perpetual Preferred Stock at any time.
           (e) Redemption.

     (i)
     (A) No Mandatory Redemption. The Company shall not be required to redeem any outstanding shares of the 9.5% Class C Perpetual Preferred Stock other than as specifically provided for in this paragraph (e).
     (B) Redemption Upon Change of Control. The Company shall give written notice (the “Change of Control Notice”) by first class mail, postage prepaid, to each Holder of record promptly after becoming aware that a Change of Control has occurred or that an agreement, understanding or transaction has been entered into the consummation of which would result in a Change of Control (a “Potential Change of Control Event”) stating that a Change of Control or a Potential Change of Control Event has occurred, as the case may be, and providing instructions (including the manner of endorsement of the applicable shares of 9.5% Class C Perpetual Preferred Stock and the place of delivery of such shares) each Holder must follow to exercise its redemption right as provided in this paragraph (e)(i)(B). A Holder shall give written notice to the Company promptly after becoming aware that a Change of Control or a Potential Change of Control Event has occurred stating that a Change of Control or a Potential Change of Control Event has occurred, as the case may be. Any Holder may, at any time after (a) the receipt of a Change of Control Notice, (b) becoming aware that a Potential Change of Control Event has occurred or (c) a Change of Control, demand by written notice delivered to the Company at any time on or before the date which is 120 days following the consummation of the applicable Change of Control (a “Demand Notice”) that the Company redeem in cash all, but not less than all, of the outstanding shares of 9.5% Class C Perpetual Preferred Stock held by such Holder at a redemption price equal to (1) 100% of the Liquidation Preference per share (as adjusted in paragraph (d)(i) above) as of the Redemption Date plus (2) if the Redemption Date does not fall on a Dividend Payment Date, the Dividend Payment to which such redeemed share would have been entitled on the next Dividend Payment Date (assuming the Board of Directors would have caused a Dividend Payment in lieu of a Liquidation Preference Adjustment as provided in paragraph (c)(i) above) following the Redemption Date prorated for the number of days the Redemption Date falls after the immediately preceding Dividend Payment Date; provided, however, that in the event such Demand Notice is sent in connection with a Potential Change of Control Event, the Company’s obligation to redeem such Holder’s shares as provided in this paragraph (e)(i)(B) shall be contingent upon the consummation of such Potential Change of Control Event. If a Holder demands redemption under this paragraph (e)(i)(B), such Holder shall include in the applicable Demand Notice the Redemption Date upon which the Company is required to redeem such Holder’s shares of 9.5% Class C Perpetual Preferred Stock in accordance with this paragraph (i)(B) (provided that such Redemption Date shall be a date not earlier than the date of consummation of such Change of Control or Potential Change of Control Event, as applicable, and in connection with a Change of Control that has occurred prior to the date of the Demand Notice, such Redemption Date shall be at least five (5) days after the date of the applicable Demand Notice). As promptly as practicable following the date of the applicable Demand Notice (but in no event later than the applicable Redemption Date), each Holder that sent such a Demand Notice shall surrender the certificate or certificates representing the shares of 9.5% Class C Perpetual Preferred Stock held by such Holder, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Change of Control Notice, and on the applicable Redemption Date set forth in the Demand Notice the full redemption price for such shares shall be paid by the Company in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. On and after such Redemption Date, all rights of the Holders of redeemed shares shall terminate with respect thereto on such Redemption Date, other than the right to receive the redemption price, without interest, as provided herein, unless the Company defaults in the payment in full on such Redemption Date of the applicable redemption price of any such shares of 9.5% Class C Perpetual Preferred Stock, in which case, all such shares of 9.5% Class C Perpetual Preferred Stock for which the Company so defaulted in the payment in full of the applicable redemption price shall for all purposes remain outstanding and the Holder thereof will be entitled to all rights as a Holder of shares of 9.5% Class C Perpetual Preferred Stock hereunder, including without limitation, the dividend rights set forth in paragraph (c) hereof and the voting rights set forth in paragraph (f) hereof, in each case until payment in full of the applicable redemption price is made. For the avoidance of doubt, notwithstanding that such shares of 9.5% Class C Perpetual Preferred Stock shall remain outstanding as provided above, the

Holder of any such shares shall be entitled to enforce its rights against the Company (or any successor thereto) to have its shares of 9.5% Class C Perpetual Preferred Stock redeemed in exchange for payment of the applicable redemption price in any court of competent jurisdiction in addition to any and all other rights and remedies such Holder may have at law or in equity.
     (C) Optional Redemption. The 9.5% Class C Perpetual Preferred Stock shall be redeemable, at any time, in whole or in part, at the option of the Company, at a cash redemption price equal to (1) 100% of the Liquidation Preference per share (as adjusted in paragraph (d)(i) above) as of the Redemption Date plus (2) if the Redemption Date does not fall on a Dividend Payment Date, the Dividend Payment to which such redeemed share would have been entitled on the next Dividend Payment Date (assuming the Board of Directors would have caused a Dividend Payment in lieu of a Liquidation Preference Adjustment as provided in paragraph (c)(i) above) following the Redemption Date prorated for the number of days the Redemption Date falls after the immediately preceding Dividend Payment Date; provided, however, that to the extent shares to be so redeemed are held by Affiliates of the Company, the redemption of such shares held by Affiliates shall require the approval of a special committee of the Board of Directors comprised of disinterested directors in respect of such Affiliates.
     (ii) Procedures for Optional Redemption.
     (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of shares of 9.5% Class C Perpetual Preferred Stock pursuant to paragraph (e)(i)(C) hereof, the Company shall give written notice (each, a “Redemption Notice”) by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of shares of 9.5% Class C Perpetual Preferred Stock called for redemption at such Holder’s address as it appears on the stock books of the Company; provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of 9.5% Class C Perpetual Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:
     (1) The redemption price;
     (2) The Redemption Date; and
     (3) That the Holder is to surrender to the Company, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of 9.5% Class C Perpetual Preferred Stock to be redeemed.
     (B) Each Holder of shares of 9.5% Class C Perpetual Preferred Stock shall surrender the certificate or certificates representing such shares to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.
     (C) On and after the Redemption Date, all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price, without interest, unless the Company fails to pay in full on the Redemption Date the applicable redemption price of any such shares of 9.5% Class C Perpetual Preferred Stock, in which case, (i) the applicable Redemption Notice shall be deemed to have been withdrawn and have no effect, (ii) all such shares of 9.5% Class C Perpetual Preferred Stock for which the Company so defaulted in the payment in full of the applicable redemption price shall for all purposes remain outstanding and the Holder thereof will be entitled to all rights as a Holder of shares of 9.5% Class C Perpetual Preferred Stock hereunder, including without limitation, the dividend rights set forth in paragraph (c) hereof and the voting rights set forth in paragraph (f) hereof until payment in full of the applicable redemption price is made and (iii) the Company shall not be entitled to exercise its right to optionally redeem such Holder’s shares of 9.5% Class C Perpetual Preferred Stock pursuant to paragraph (e)(ii) for a period of 6 months following such failure to pay in full the applicable redemption price; provided however, that if a Redemption Notice shall have been given as provided in paragraph (ii)(A) above and the funds necessary for redemption shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares called for redemption, then, at the close of business on the day on which such funds are segregated and set apart, the Holders of the shares to be redeemed shall cease to be shareholders of the Company with respect to the shares so redeemed and shall be entitled only to receive the applicable redemption price, without interest. For the avoidance of doubt, notwithstanding that such shares of 9.5% Class C Perpetual Preferred Stock shall remain outstanding as provided above, the Holder of any such shares shall be entitled to enforce its rights against the Company (or any successor thereto) to have its shares of 9.5% Class C Perpetual Preferred Stock redeemed in exchange for payment of the applicable redemption price in any court of competent jurisdiction in addition to any and all other rights and remedies such Holder may have at law or in equity.
     (f) Voting Rights.
     Each issued and outstanding share of 9.5% Class C Perpetual Preferred Stock shall be entitled to the number of votes equal to the quotient obtained by dividing the Liquidation Preference hereunder by the Conversion Price for the 7% Class B Convertible Preferred Stock, each as in effect on such date (as adjusted from time to time pursuant hereto and under the 7% Class B Convertible Preferred Stock and without regard to whether any shares of the 7% Class B Convertible Preferred Stock remain outstanding) at each meeting of stockholders of the Company (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Company for their action or consideration and as otherwise required by Delaware law. Except as provided by law, Holders of shares of 9.5% Class C Perpetual Preferred Stock shall vote together with the holders of Common Stock (together with all other shares of the Company which are granted rights to vote with the Common Stock) as a single class.
     (g) Reissuance of 9.5% Class C Perpetual Preferred Stock.
     Shares of 9.5% Class C Perpetual Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that such reacquired shares shall not be reissued as shares of 9.5% Class C Perpetual Preferred Stock.
     (h) Business Day.
     If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.
     (i) Definitions.
     As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
     “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, New York are authorized or obligated by law or executive order to close.
     “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

     “Change of Control” means, at any time, the Permitted Holders and their Affiliates shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) (a) less of the aggregate voting power of all classes of voting stock of the Company than any other Person or any Persons acting together that would constitute a “group” for purposes of Section 13(d) under the Exchange Act, or any successor provision thereto (other than a Permitted Holder or Affiliates of a Permitted Holder or an underwriter engaged in a firm commitment underwriting on behalf of Company) or (b) less than 25% of the aggregate voting power of all classes of voting stock of the Company; provided that a Change of Control shall not result from transfers to a Permitted Holder or an Affiliate of a Permitted Holder.
     “Change of Control Notice” shall have the meaning ascribed to it in paragraph (e)(i) hereof.
     “Common Stock” means the Common Stock, par value $0.01 per share, of the Company.
     “Demand Notice” shall have the meaning ascribed to it in paragraph (e)(i) hereof.
     “Dividend Payment Date” shall have the meaning set forth in paragraph (c)(i) hereof.
     “Dividend Payment” shall have the meaning set forth in paragraph (c)(i) hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.
     “Holder” means a holder of shares of 9.5% Class C Perpetual Preferred Stock as reflected in the share books of the Company.
     “Icahn Family” means and includes: (i) Carl C. Icahn, his spouse, and his children; (ii) the current spouse of any person described in clause (i) of this definition; and (iii) the ancestors, siblings and descendants, whether by blood, marriage or adoption, of any person described in clause (i) or (ii) of this definition.
     “Issue Date” means July 25, 2008.
     “Liquidation Preference” shall have the meaning ascribed to it in paragraph (a) hereof.
     “Junior Shares” shall have the meaning ascribed to it in paragraph (b) hereof.
     “Parity Shares” shall have the meaning ascribed to it in paragraph (b) hereof.
     “Permitted Holder” means and includes: (i) any member of the Icahn Family; (ii) any conservatorship, custodianship, or decedent’s estate of any member of the Icahn Family, (iii) any trust established for the benefit of, among others, any Person described in clause (i) or (ii) of this definition; (iv) any corporation, limited liability company, partnership, or other entity, the controlling equity interests in which are held by or for the benefit of any one or more persons described in clause (i), (ii), or (iii) of this definition; and (v) any foundation or charitable organization established by a member of the Icahn Family, and having at least one director, trustee, or member who is a member of the Icahn Family.
     “Person” means any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.
     “Preferred Stock” shall have the meaning ascribed to it in paragraph (a) hereof.
     “Redemption Date”, with respect to any share of 9.5% Class C Perpetual Preferred Stock, means the date on which such share of 9.5% Class C Perpetual Preferred Stock is redeemed by the Company.
     “Redemption Notice” shall have the meaning ascribed to it in paragraph (e)(ii) hereof.
     “Senior Shares” shall have the meaning ascribed to it in paragraph (b) hereof.
     (j) Restrictions on Transfer.
     Each share of 9.5% Class C Perpetual Preferred Stock shall contain a legend substantially to the following effect until the earlier of (i) the effective date of a registration statement under the Securities Act registering such share and (ii) the date that is one year after the later of the Issue Date or the last date on which the Company or any Affiliate of the Company was the owner thereof, unless the Company determines otherwise:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.
     (k) Amendment.
     Without the Consent of any Holders, the Company, when authorized by board resolution may amend this Certificate of Designation to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision herein, make any other provisions with respect to matters or questions arising under this Certificate of Designation that are not inconsistent with the provisions of this Certificate of Designation; provided that such action pursuant to this paragraph (k) shall not adversely affect the legal rights of the Holders. Any other amendments to this Certificate of Designation must be authorized by the Board of Directors of the Company and also require the consent of the Holders of a majority of shares of 9.5% Class C Perpetual Preferred Stock then outstanding; provided, however, that in the event Affiliates of the Company constitute the Holders of a majority of shares of 9.5% Class C Perpetual Preferred Stock then outstanding, then any such amendment shall also require the approval of a special committee of the Board of Directors comprised of disinterested directors in respect of such Affiliates.
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     IN WITNESS WHEREOF, XO Holdings, Inc. has caused this Certificate to be duly executed by its duly authorized officer as of this 25th day of July, 2008.

XO HOLDINGS, INC.
By:	/s/ Carl J. Grivner
	Name:	Carl J. Grivner
	Title:	Chief Executive Officer